Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion in the Post-Effective Amendment to the Registration Statement on Form SB-2 of Magnitude Information Systems, Inc. and Subsidiaries, to be filed with the Commission on or about August 7, 2007 , of our report dated April 2, 2007 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2006 and 2005, and to all references to our Firm included in this Registration Statement.

/s/Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
August 2, 2007